Exhibit 99.1

AmerisourceBergen Corporation P.O. Box 959 Valley Forge, PA 19482

Contact:	Barbara Brungess
610-727-7199
bbrungess@amerisourcebergen.com

AMERISOURCEBERGEN REPORTS $0.71 IN DILUTED EPS

FOR THE JUNE QUARTER, UP 8%

Company Now Expects Full Fiscal Year Diluted EPS in the Range of $2.80-$2.84

VALLEY FORGE, PA, July 26, 2012 — AmerisourceBergen Corporation (NYSE:ABC) today reported that in its fiscal year third quarter ended June 30, 2012, diluted earnings per share were $0.71, an 8 percent increase over the prior year quarter.  Revenue in the quarter was $19.8 billion, down 1.9 percent.  The Company also narrowed the range of its expectations for the full fiscal year 2012 diluted earnings per share to $2.80 to $2.84 from its previous range of $2.74 to $2.84.  All the results are presented in accordance with U.S. generally accepted accounting principles (GAAP).

Fiscal Third Quarter Highlights

•                  Revenue of $19.8 billion, down 1.9 percent.

•                  Diluted earnings per share of $0.71, a 7.6 percent increase.

•                  Gross margin of 3.49 percent, up 25 basis points.

•                  Operating margin of 1.59 percent, up 2 basis points.

•                  Share repurchases of $186 million.

Fiscal First Nine Months Highlights

•                  Revenue of $60.2 billion, up 0.7 percent.

•                  Diluted earnings per share of $2.13, a 6.5 percent increase.

•                  Gross margin of 3.28 percent, a 7 basis point increase.

•                  Operating margin of 1.61 percent, a 1 basis point increase.

•                  Cash flow from operations of $760 million.

•                  Share repurchases of $514 million.

“In our June quarter, AmerisourceBergen delivered solid performance across all of its business units, and overcame a difficult comparison to the same quarter last year,” said Steven H. Collis, AmerisourceBergen President and Chief Executive Officer. “The results for both the quarter and year-to-date continue to demonstrate the value of our two primary growth drivers — generics and specialty pharmaceuticals.  In addition, our demonstrated discipline in expense and working capital management continues to strengthen our operations and our balance sheet, and we continue to have tremendous financial flexibility.  We have made outstanding progress in the integration of the acquisitions we have made this year, and we are more convinced than ever that they will make significant contributions to our growth in the years ahead.”

Results Highlights

•                  Revenue:  Revenue was $19.8 billion in the third quarter of fiscal 2012, a 1.9 percent decrease over the same quarter in the previous fiscal year, driven by a 5 percent decrease in AmerisourceBergen Drug Corporation (ABDC) revenue and partially offset by an 8 percent increase in AmerisourceBergen Specialty Group (ABSG) revenue.  Recent acquisitions, including TheraCom and World Courier Group, Inc. (World Courier), contributed 1.5 percent of revenue growth in the quarter.

•                  Gross Profit:  Gross profit in the fiscal 2012 third quarter was $689.2 million, a 5.4 percent increase over the year-ago same period, driven by contributions from our recent acquisitions and solid performance in generic pharmaceuticals, which were offset in part by a reduced contribution from specialty generics compared to the same period in the prior year.  Gross profit as a percentage of revenue increased 25 basis points to 3.49 percent over the same period in the previous year.  The LIFO charge in the fiscal 2012 third quarter was $4.7 million, compared with an $11.4 million charge in the previous year’s third quarter.

•                  Operating Expenses:  For the third quarter of fiscal 2012, operating expenses were $375.5 million compared with $336.4 million in the prior fiscal year’s third quarter, an 11.6 percent increase.  The increase in operating expenses was due to the operating expenses of our recently acquired companies, acquisition-related transaction costs, and increased depreciation and amortization costs, all of which were partially offset by a significant improvement in distribution, selling, and administrative expenses.  In the fiscal third quarter of 2012, operating expenses as a percentage of revenue were 1.90 percent, up 23 basis points from the same period in the previous fiscal year.

•                  Operating Income:  In the fiscal 2012 third quarter, operating income decreased 1.1 percent to $313.7 million, due to acquisition-related transaction costs and a reduced contribution from specialty generics in comparison with the same period in the prior year.  Operating income as a percentage of revenue increased 2 basis points to 1.59 percent in the period compared with the previous year’s third quarter.

•                  Tax Rate:  The effective tax rate for the third quarter of fiscal 2012 was 38.3 percent, compared to 38.2 percent in the previous fiscal year’s third quarter.

•                  Earnings Per Share:  Diluted earnings per share were up 7.6 percent to $0.71 in the third quarter of fiscal 2012 compared to $0.66 in the previous fiscal year’s third quarter.  While net income decreased 1.7 percent, earnings per share growth was achieved due to the 8.3 percent reduction in diluted average shares outstanding.

•                  Shares Outstanding:  Diluted average shares outstanding for the third quarter of fiscal year 2012 were 255.7 million, down 23.3 million shares from the previous fiscal year’s third quarter due primarily to share repurchases, net of option exercises over the last twelve months.

Segment Discussion

In connection with the acquisition of World Courier during the third quarter of fiscal 2012, we concluded that World Courier, a separate operating segment, does not meet the criteria to be aggregated with our ABDC, ABSG, or AmerisourceBergen Consulting Services (ABCS) operating segments due to the nature of World Courier’s operations and its different revenue growth rates and operating income margins.  As a result and beginning with this reporting period, we will report the results of our ABDC and ABSG operating segments in the Pharmaceutical Distribution reportable segment.  The results of operations of our World Courier and ABCS operating segments are not significant enough to require separate reportable segment disclosure, and therefore have been included in “Other” for the purpose of our reportable segment presentation.  All historical segment information provided in this release has been retroactively adjusted to conform to our current presentation.

Pharmaceutical Distribution Segment

In the third fiscal quarter of 2012, Pharmaceutical Distribution revenues were $19.4 billion, a decrease of 3 percent compared to the same quarter in the prior year.  ABDC revenues declined 5 percent, due primarily to a decline in the volume of sales to our largest customer, the anniversary of a significant customer win during last year’s third quarter, and the previously announced loss of a large retail customer.  ABSG revenues increased 8 percent, which was driven by strong performance in third party logistics and in our vaccine and physician office distribution business.

Operating income of $295.3 million in the June quarter of 2012 decreased 3 percent compared to the same period in the previous year due to a decline in contributions from specialty generics, the decline in revenues, and competitive pricing pressure, which were offset in part by strong contributions from generic conversions in ABDC and expense management.

Other Segment

Revenues in the Other segment were $453.7 million in the third quarter of fiscal 2012, including significant contributions from acquisitions, which were not included in the same quarter in the previous year.  Gross profit and expenses also increased significantly compared to the prior year due to the inclusion of operating results from acquisitions completed during fiscal 2012.  Operating income increased significantly to $23.2 million in the third quarter of 2012, with the majority of the increase provided by acquisitions.  TheraCom and World Courier, our two largest acquisitions in fiscal 2012, each performed well in the quarter, and the legacy Consulting Services business had solid performance as well.

Fiscal Year 2012 Expectations

“Looking ahead, the Company now expects diluted earnings per share in fiscal year 2012 to be in the range of $2.80 to $2.84,” said Steven H. Collis, AmerisourceBergen President and Chief Executive Officer.  “We continue to expect flat to modest revenue growth and operating margin growth in the high single-digit basis points range.  We also continue to expect free cash flow to be in the range of $800 million to $900 million, which includes capital expenditures in the $200 million range.”

Preliminary Comments on Fiscal 2013

“Looking further ahead, we continue to expect that new generic launches in both ABDC and ABSG as well as contributions from our recent acquisitions will help drive growth next fiscal year.  Customer consolidation and competitive market dynamics are expected to offset some of that growth.  As always, we will continue to be very disciplined on expenses and working capital management, and we have tremendous financial flexibility.  While we are still working through our business planning process for fiscal 2013, and we continue to respond to the request for proposal from Express Scripts,

Inc. for its recently combined business, our preliminary expectation is for high single digit to low double digit diluted earnings per share growth in fiscal 2013.”

Conference Call

The Company will host a conference call to discuss the results at 11:00 a.m. Eastern Time on July 26, 2012.

Participating in the conference call will be:

Steven H. Collis, President & Chief Executive Officer

Tim G. Guttman, Senior Vice President & Chief Financial Officer

The dial-in number for the live call will be (612) 332-0226.  No access code is required.

The live call will also be webcast via the Company’s website at www.amerisourcebergen.com.  Users are encouraged to log on to the webcast approximately 10 minutes in advance of the scheduled start time of the call.

Replays of the call will be made available via telephone and webcast.  A replay of the webcast will be posted on www.amerisourcebergen.com approximately two hours after the completion of the call and will remain available for thirty days.  The telephone replay will also be available approximately two hours after the completion of the call and will remain available for seven days.  To access the telephone replay from within the US, dial (800) 475-6701.  From outside the US, dial (320) 365-3844.  The access code for the replay is 253858.

About AmerisourceBergen

AmerisourceBergen is one of the world’s largest pharmaceutical services companies serving the United States, Canada and selected global markets. Servicing both healthcare providers and pharmaceutical manufacturers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from niche premium logistics and pharmaceutical packaging to reimbursement and pharmaceutical consulting services. With more than $80 billion in annual revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs approximately 13,000 people. AmerisourceBergen is ranked #29 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

Forward-Looking Statements

Certain of the statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and change in circumstances. Among the factors that could cause actual results to differ materially from those projected, anticipated or implied are the following: changes in pharmaceutical market growth rates; the loss of one or more key customer or supplier relationships; changes in customer mix; customer delinquencies, defaults or insolvencies; supplier defaults or insolvencies; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; adverse resolution of any contract or other dispute with customers or suppliers; federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances; qui tam litigation for alleged violations of fraud and abuse laws and regulations and/or any other laws and regulations governing the marketing, sale, purchase, and/or dispensing of pharmaceutical products or services and any related litigation, including shareholder derivative lawsuits; changes in federal and state legislation or regulatory action affecting pharmaceutical product pricing or reimbursement policies, including under Medicaid and Medicare; changes in regulatory or clinical medical guidelines and/or labeling for the pharmaceutical products we distribute, including certain anemia products; price inflation in branded pharmaceuticals and price deflation in generics; greater or less than anticipated benefit from launches of the generic versions of previously patented pharmaceutical products; significant breakdown or interruption of our information technology systems; our inability to continue to implement an enterprise resource planning (ERP) system to handle business and financial processes and transactions (including processes and transactions relating to our customers and suppliers) of AmerisourceBergen Drug Corporation operations as intended without functional problems, unanticipated delays and/or cost overruns; success of integration, restructuring or systems initiatives; interest rate and foreign currency exchange rate fluctuations; economic, business, competitive and/or regulatory developments outside of the United States; changes and/or potential changes in Canadian provincial legislation affecting pharmaceutical product pricing or service fees or regulatory action by provincial authorities in Canada to lower pharmaceutical product pricing and service fees; the impact of divestitures or the acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control; our inability to successfully complete any other transaction that we may wish to pursue from time to time; changes in tax laws or legislative initiatives that could adversely affect our tax positions and/or our tax liabilities or adverse resolution of challenges to our tax positions; increased costs of maintaining, or reductions in our ability to maintain, adequate liquidity and financing sources; volatility and deterioration of the capital and credit markets; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting our business generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors) in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act of 1934.

# # #

AMERISOURCEBERGEN CORPORATION

FINANCIAL SUMMARY

(In thousands, except per share data)

(unaudited)

	Three		Three
	Months Ended		Months Ended
	June 30,	% of	June 30,	% of	%
	2012	Revenue	2011	Revenue	Change

Revenue	$19,769,384	100.00%	$20,161,022	100.00%	-1.9%

Cost of goods sold	19,080,234		19,507,441		-2.2%

Gross profit	689,150	3.49%	653,581	3.24%	5.4%

Operating expenses:
Distribution, selling and administrative	332,307	1.68%	308,806	1.53%	7.6%
Depreciation and amortization	38,304	0.19%	27,616	0.14%	38.7%
Employee severance, litigation and other (1)	4,844	0.02%	—	—%
Total operating expenses	375,455	1.90%	336,422	1.67%	11.6%

Operating income	313,695	1.59%	317,159	1.57%	-1.1%

Other (income) loss	(4,785)	-0.02%	62	—%

Interest expense, net	24,686	0.12%	18,605	0.09%	32.7%

Income before income taxes	293,794	1.49%	298,492	1.48%	-1.6%

Income taxes	112,523	0.57%	114,073	0.57%	-1.4%

Net income	$181,271	0.92%	$184,419	0.91%	-1.7%

Earnings per share:
Basic	$0.72		$0.67		7.5%
Diluted	$0.71		$0.66		7.6%

Weighted average common shares outstanding:
Basic	252,116		273,492
Diluted (2)	255,725		279,015

(1) Includes $0.7 million of employee severance costs and $4.1 million of acquisition costs related to business combinations.

(2) Includes the dilutive effect of stock options, restricted stock, and restricted stock units.

AMERISOURCEBERGEN CORPORATION

FINANCIAL SUMMARY

(In thousands, except per share data)

(unaudited)

	Nine		Nine
	Months Ended		Months Ended
	June 30,	% of	June 30,	% of	%
	2012	Revenue	2011	Revenue	Change

Revenue	$60,201,300	100.00%	$59,809,888	100.00%	0.7%

Cost of goods sold	58,223,932		57,888,739		0.6%

Gross profit	1,977,368	3.28%	1,921,149	3.21%	2.9%

Operating expenses:
Distribution, selling and administrative	890,810	1.48%	882,971	1.48%	0.9%
Depreciation and amortization	102,418	0.17%	79,004	0.13%	29.6%
Employee severance, litigation and other (1)	17,430	0.03%	—	—%
Total operating expenses	1,010,658	1.68%	961,975	1.61%	5.1%

Operating income	966,710	1.61%	959,174	1.60%	0.8%

Other income	(4,917)	-0.01%	(1,747)	—%

Interest expense, net	71,183	0.12%	56,805	0.09%	25.3%

Income before income taxes	900,444	1.50%	904,116	1.51%	-0.4%

Income taxes	344,952	0.57%	344,816	0.58%	—%

Net income	$555,492	0.92%	$559,300	0.94%	-0.7%

Earnings per share:
Basic	$2.17		$2.04		6.4%
Diluted	$2.13		$2.00		6.5%

Weighted average common shares outstanding:
Basic	256,260		274,484
Diluted (2)	260,404		279,837

(1) Includes $6.8 million of employee severance costs and $10.6 million of acquisition costs related to business combinations.

(2) Includes the dilutive effect of stock options, restricted stock, and restricted stock units.

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30,	September 30,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$1,655,748	$1,825,990
Accounts receivable, net	3,943,347	3,837,203
Merchandise inventories	5,447,126	5,466,534
Prepaid expenses and other	124,201	87,896
Total current assets	11,170,422	11,217,623

Property and equipment, net	865,046	772,916
Other long-term assets	3,712,124	2,992,132

Total assets	$15,747,592	$14,982,671

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$9,170,863	$9,202,115
Current portion of long-term debt	392,246	392,089
Other current liabilities	1,388,254	1,260,916
Total current liabilities	10,951,363	10,855,120

Long-term debt, less current portion	1,483,726	972,863

Other long-term liabilities	382,788	287,830

Stockholders’ equity	2,929,715	2,866,858

Total liabilities and stockholders’ equity	$15,747,592	$14,982,671

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended	Nine Months Ended
	June 30,	June 30,
	2012	2011

Operating Activities:
Net income	$555,492	$559,300
Adjustments to reconcile net income to net cash provided by operating activities	193,083	268,163
Changes in operating assets and liabilities	11,480	(19,618)
Net cash provided by operating activities	760,055	807,845

Investing Activities:
Capital expenditures	(127,603)	(127,473)
Cost of acquired companies, net of cash acquired	(778,755)	—
Other	33	876
Net cash used in investing activities	(906,325)	(126,597)

Financing Activities:
Net borrowings	509,803	17,201
Purchases of common stock	(514,258)	(400,253)
Exercises of stock options	91,092	138,130
Cash dividends on common stock	(100,081)	(86,920)
Debt issuance costs and other	(10,528)	(7,135)
Net cash used in financing activities	(23,972)	(338,977)

(Decrease) increase in cash and cash equivalents	(170,242)	342,271

Cash and cash equivalents at beginning of period	1,825,990	1,658,182

Cash and cash equivalents at end of period	$1,655,748	$2,000,453

AMERISOURCEBERGEN CORPORATION

SUMMARY SEGMENT INFORMATION

(dollars in thousands)

(unaudited)

	Three Months Ended June 30,
Revenue	2012	2011	% Change

Pharmaceutical Distribution	$19,372,722	$20,036,062	-3%
Other (1)	453,701	140,100	224%
Intersegment eliminations	(57,039)	(15,140)	277%

Revenue	$19,769,384	$20,161,022	-2%

	Three Months Ended June 30,
Operating Income	2012	2011	% Change

Pharmaceutical Distribution	$295,296	$304,877	-3%
Other (1)	23,243	12,282	89%
Employee severance, litigation and other	(4,844)	—	N/M

Operating income	$313,695	$317,159	-1%

Percentages of revenue:

Pharmaceutical Distribution
Gross profit	3.06%	3.08%
Operating expenses	1.53%	1.56%
Operating income	1.52%	1.52%

Other (1)
Gross profit	21.30%	25.65%
Operating expenses	16.18%	16.88%
Operating income	5.12%	8.77%

AmerisourceBergen Corporation
Gross profit	3.49%	3.24%
Operating expenses	1.90%	1.67%
Operating income	1.59%	1.57%

(1) The Other reportable segment in fiscal 2012 is comprised of the AmerisourceBergen Consulting Services (“ABCS”) operating segment and the World Courier Group, Inc. operating segment.  The Other reportable segment in fiscal 2011 is comprised solely of the ABCS operating segment.

AMERISOURCEBERGEN CORPORATION

SUMMARY SEGMENT INFORMATION

(dollars in thousands)

(unaudited)

	Nine Months Ended June 30,
Revenue	2012	2011	% Change

Pharmaceutical Distribution	$59,263,983	$59,466,510	—%
Other (1)	1,069,457	383,018	179%
Intersegment eliminations	(132,140)	(39,640)	233%

Revenue	$60,201,300	$59,809,888	1%

	Nine Months Ended June 30,
Operating Income	2012	2011	% Change

Pharmaceutical Distribution	$921,704	$919,920	—%
Other (1)	62,436	39,254	59%
Employee severance, litigation and other	(17,430)	—	N/M

Operating income	$966,710	$959,174	1%

Percentages of revenue:

Pharmaceutical Distribution
Gross profit	3.00%	3.05%
Operating expenses	1.45%	1.51%
Operating income	1.56%	1.55%

Other (1)
Gross profit	18.40%	27.45%
Operating expenses	12.56%	17.20%
Operating income	5.84%	10.25%

AmerisourceBergen Corporation
Gross profit	3.28%	3.21%
Operating expenses	1.68%	1.61%
Operating income	1.61%	1.60%

(1) The Other reportable segment in fiscal 2012 is comprised of the AmerisourceBergen Consulting Services (“ABCS”) operating segment and the World Courier Group, Inc. operating segment.  The Other reportable segment in fiscal 2011 is comprised solely of the ABCS operating segment.